Results of
           Meeting of Shareholders

RIVERSOURCE SMALL CAP ADVANTAGE FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Election of Board Members

                                    Affirmative                Withhold

    Kathleen Blatz               599,270,464.32             19,912,592.76

    Arne H. Carlson              598,766,264.15             20,416,792.93

    Patricia M. Flynn            600,017,908.57             19,165,148.51

    Anne P. Jones                598,974,605.49             20,208,451.59

    Jeffrey Laikind              599,536,467.75             19,646,589.33

    Stephen R. Lewis, Jr.        599,893,016.21             19,290,040.87

    Catherine James Paglia       600,085,416.32             19,097,640.76

    Vikki L. Pryor               599,745,653.23             19,437,403.85

    Alan K. Simpson              597,400,706.54             21,782,350.54

    Alison Taunton-Rigby         600,128,391.17             19,054,665.91

    William F. Truscott          599,626,345.15             19,556,711.93


Amend the Articles of Incorporation to permit the Board to establish the minimum account value and to change the name of the corporation

        Affirmative          Against            Abstain       Broker Non-votes

      588,625,293.35      16,269,254.51      13,707,202.14       581,307.08

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

        Affirmative          Against            Abstain       Broker Non-votes

      590,899,745.93      14,121,289.20      13,580,714.87       581,307.08

Approve a Subadvisory Agreement between RiverSource Investments and Kenwood Capital Management LLC

        Affirmative          Against            Abstain       Broker Non-votes

      589,282,134.93      14,977,351.88      14,342,263.19       581,307.08

Approve changes in fundamental investment policies

Diversification

        Affirmative          Against            Abstain       Broker Non-votes

      590,981,147.62      13,982,861.68      13,637,740.70       581,307.08

Ten Percent Limitation in Single Issuer

        Affirmative          Against            Abstain       Broker Non-votes

      587,899,743.04      16,356,655.70      14,345,351.26       581,307.08

Lending

        Affirmative          Against            Abstain       Broker Non-votes

      586,656,387.22    17,177,055.12    14,768,307.66     581,307.08

Borrowing

        Affirmative          Against            Abstain       Broker Non-votes

      589,212,450.84      15,743,773.38      13,645,525.78       581,307.08